Exhibit 4

FIRST AMENDMENT TO RIGHTS AGREEMENT

This First Amendment to Rights Agreement (this “Amendment”), dated as of January 23, 2008, is by and between Ball Corporation, an Indiana corporation (the “Company”), and Computershare Investor Services, LLC, a Delaware limited liability company (“Computershare”).

WITNESSETH

WHEREAS, the Company previously entered into a Rights Agreement, dated as of July 26, 2006 (the “Rights Agreement”), with Computershare as Rights Agent (the “Rights Agent”);

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and Computershare may supplement or amend the Rights Agreement from time to time in accordance with the provisions of Section 27 thereof; and

WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is in the best interest of the Company and its stockholders, and the Company and Computershare desire to evidence such amendment in writing.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1.  Amendment of Rights Agreement.  Paragraph (b) of Section 1 of the Rights Agreement is amended by deleting such paragraph (b) in its entirety and substituting a new paragraph (b) to read as follows:

(b) “Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of ten percent (10%) or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan, (iv) any Person who becomes the Beneficial Owner of ten percent (10%) or more (or, in the case of a Person that is not deemed to be an Acquiring Person as a result of the application of clause (v) of this Paragraph (b), fifteen percent (15%) or more) of the shares of Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company unless and until such Person, after becoming aware that such Person has become the Beneficial Owner of ten percent (10%) or more (or, in the case of a Person that is not deemed to be an Acquiring Person as a result of the application of clause (v) of this Paragraph (b), fifteen percent (15%) or more) of the then outstanding shares of Common Stock, acquires beneficial ownership of additional shares of Common Stock or (v) any such Person who has reported or is required to report such ownership (but less than 15%) on Schedule 13G under the Exchange Act (or any comparable or successor report) or on Schedule 13D under the Exchange Act (or any comparable or successor report) which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such schedule (other than the disposition of the Common

Stock); provided, however, that if either (a) such Person acquires beneficial ownership of additional shares of Common Stock such that such Person becomes the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding, or (b) such Person is the Beneficial Owner of ten percent (10%) or more but less than fifteen percent (15%) of the shares of Common Stock then outstanding and reports or is required to report such ownership of shares of Common Stock on Schedule 13D under the Exchange Act (or any comparable or successor report) which Schedule 13D reports the intention to or reserves the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such schedule (other than the disposition of the Common Stock), then such Person shall become an Acquiring Person immediately.

Section 2.  Continued Effectiveness.  The parties hereto hereby acknowledge and agree that, except as specifically amended hereby, the Rights Agreement shall remain in full force and effect in accordance with its terms.

Section 3.  Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Indiana and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

Section 4.  Execution in Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

Section 5.  Defined Terms.  Except as otherwise expressly provided herein, or unless the context otherwise requires, all capitalized terms used herein have the meanings assigned to them in the Rights Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and effective as of the day and year above written.

BALL CORPORATION

By:	/s/ Charles E. Baker
Name: Charles E. Baker
Title: Vice President, General Counsel and Assistant Corporate Secretary

COMPUTERSHARE INVESTOR
SERVICES, LLC

By:	/s/ Dennis V. Moccia
Name: Dennis V. Moccia
Title: Managing Director